Exhibit 10.7

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment shall be a part of the Lease Agreement with an effective date of August 1, 2011, between DART CONTAINER OF MICHIGAN LLC, a Michigan limited liability company (“Landlord”), and XG SCIENCES, INC., a Michigan corporation (“Tenant”), covering the premises known as Lot 29, Oakwood Executive Park, more commonly known as 3101 Grand Oak Drive, Lansing, Michigan 48911. The Lease Agreement has a Commencement Date of September 1, 2011, and has a Termination Date of August 31, 2021.

Landlord and Tenant agree that, from January 1, 2013, through December 31, 2017 (the “Expansion Term”), the Premises as defined in the Lease Agreement shall be deemed to include Lot 27, Suite B, in the Oakwood Executive Park, more commonly known as 4055 English Oak Drive, Suite B, Lansing, Michigan 48911 (the “Expansion Space”), which is deemed to be comprised of 14,314 square feet and is shown on Exhibit A, attached hereto and made a part hereof.

Due to this expansion of the Premises and by mutual agreement, Landlord and Tenant agree that during the Expansion Term the Base Rent as defined in the Lease Agreement shall be increased by the following amounts:

$6,667.00 per month from January 1, 2013 through December 31, 2013.

$6,871.00 per month from January 1,2014 through December 31, 2014.

$7,074.00 per month from January 1, 2015 through December 31, 2015.

$7,288.00 per month from January 1, 2016 through December 31, 2016.

$7,503.00 per month from January 1, 2017 through December 31, 2017.

The Common Cost Estimates for the Expansion Space for the calendar year of 2013 are deemed to be $2,147.00 per month. The Common Cost Estimates shall be adjusted each subsequent year during the Expansion Term as described in Sec. 4 of the Lease Agreement.

During the Expansion Term, for the Expansion Space, Tenant’s employees and visitors shall be entitled to park in common with other tenants in any valid parking space within the Park. There will be no assigned parking unless Landlord determines that allocation of parking spaces among tenants is appropriate, except that Tenant shall be allowed up to two (2) dedicated visitor parking spaces located in front of the lab entry door of the Expansion Space. For these visitor parking spaces, Tenant, at Tenant’s expense, shall provide and install “VISITOR PARKING” signs of a kind similar to and to be installed in a manner similar to the “VISITOR PARKING” sign located outside of Lot 27, Suite A.

Provided that Tenant shall not be in default of any provision of the Lease, Tenant, beginning upon January 1, 2016, shall have the right to terminate its lease of the Expansion Space upon six (6) months’ prior written notice to Landlord.

Within 10 calendar days after its signing of this Second Amendment, Tenant shall provide Landlord with an amended version of the Letter of Credit described in Sec. 5 of the Lease Agreement which, for the duration of the Expansion Term, extends the Letter of Credit to cover both the original Premises and the Expansion Space.

Tenant accepts the Expansion Space and all equipment therein in “as is” condition. For the purposes of the preceding sentence, the word “equipment” includes all chemical fume hoods, chemical storage facilities, chemical and air handling equipment, vent and fume hood duct work, fans, controllers, sensors, and wiring, chemical benches, carts, racks, countertops, shelves, and casework. The care, maintenance, and replacement of all of this equipment is the responsibility of Tenant, although the equipment shall at all times remain the sole property of Landlord and shall remain in the Expansion Space and, upon the expiration or earlier termination of the Expansion Term, shall be returned to Landlord in the same condition as received, normal wear and tear excepted.

Tenant shall be solely responsible for all improvements to the Expansion Space, except that Landlord at its sole expense shall be responsible for the removal of the cold storage room and the removal of the benches, all as noted on Exhibit A.

Utilities for the Expansion Space are metered in common with the neighboring Suite A. Landlord will maintain all utility accounts in Landlord’s name and will pay the providers directly. Tenant shall be responsible for its portion of the utilities as billed by Landlord. Beginning upon January 1, 2013, Landlord will invoice Tenant monthly at the annual rate of $1.50 per square foot for natural gas, electric, water and sewer (14,314 square feet x $1.50 = $21,471 / 12 = $1,789.25 per month), with each such invoice to be paid within ten (10) days of Tenant’s receipt. Following the ninth full month of Tenant’s occupancy of the Expansion Space (which comprises 47% of the combined area of Suites A and B) and annually thereafter, all utility bills will be reviewed in order to estimate actual usage and adjust the allocation as necessary, including, retroactively, those months already paid by Tenant. If an adjustment is appropriate, then Landlord shall give Tenant notice stating whether the aggregate amount of the installments of Tenant’s utility payments previously paid are more or less than the aggregate amount of the installments due, and (i) if there is a deficiency, then within ten (10) days after the Tenant receives notification of the deficiency, Tenant shall pay the amount of such deficiency, (ii) if there was an overpayment, then Landlord shall credit Tenant in the amount thereof toward the subsequent installments of utilities, and (iii) on the first day of the next month and monthly thereafter, Tenant shall be invoiced at the revised monthly utility rate, with the revised rate to be based upon a reasonable allocation of estimated usage to be negotiated and agreed to by Landlord and Tenant. The new allocation will be negotiated and agreed to by Landlord and Tenant. In no event will Tenant’s total utility costs exceed $1.75 per square foot, except for and to the extent of any unit price increase of any of the utilities.

All other terms and conditions of the original Lease Agreement shall remain in effect as first written and previously amended.

The effective date of this Second Amendment shall be November 16, 2012, regardless of the date written below.

Each party executing this Amendment warrants that it has the requisite power and authority to do so.

XG SCIENCES, INC.,
a Michigan corporation (Tenant)
WITNESS

/s/ Corinne Lyon	/s/ Michael R. Knox
[signature]	BY: Michael R. Knox
ITS: Chief Executive Officer
CORINNE LYON
[print name]	DATE: 11-27-2012

DART CONTAINER OF MICHIGAN LLC,
WITNESS	a Michigan corporation (Landlord)

/s/ Diana C. Vanderwall	/s/ Kevin M. Fox
[signature]	BY: Kevin M. Fox
ITS: Authorized Signer
Diana C. Vanderwall
[print name]	DATE: 12-5-2012